Exhibit 4.8

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

ECHO THERAPEUTICS, INC.

COMMON STOCK PURCHASE, WARRANT

Warrant No. _________	Number of Shares: _______

Issue Date: _____________________

1.           Issuance. This warrant (“Warrant”) is issued to _____________________ (the “Holder”) by Echo Therapeutics, Inc. a Delaware corporation (hereinafter with its successors the “Company”).

2.           Purchase Price; Number of Shares. Subject to the terms and conditions hereinafter set forth, the Holder, at any time on or after the date that is six months and one day following the issue date listed above (the “Issue Date”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the office of the Company or such other office as the Company shall notify the Holder of in writing, to purchase from the Company, at a price per share of  $_____ (the “Purchase Price”), up to __________________ fully paid and nonassessable shares (the “Warrant Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”); provided that, the Holder shall only be entitled to purchase Warrant Shares that have vested pursuant to Section 3 below and that may be purchased without violating the terms of Section 8 below. Until such time as this Warrant is exercised in full or expires, the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.

3.           Vesting of Warrant Shares. One hundred percent (100%) of the Warrant Shares shall vest upon the occurrence of the Closing (including payment of the Purchase Price in full), as such terms are defined in the Securities Purchase Agreement dated on or about December 10, 2013 by and among the Company and the purchaser named therein.

4.           Payment of Purchase Price. The Purchase Price shall be paid by (i) check payable to the Company, (ii) wire transfer of funds to the Company, (iii) cancellation of indebtedness of the Company to the Holder or (iv) any combination of the foregoing.

5.           Net Issue Election. The Holder may elect to receive, without payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

X = V (A-B)
A

where

X = the number of shares to be issued to the Holder pursuant to this Section 5.

V = the number of vested Warrant Shares covered by this Warrant in respect of which the net issue election is made pursuant to this Section 5.

A = the fair market value of one share of Common Stock, as determined in accordance with the rules of NASDAQ, at the time the net issue election is made pursuant to this Section 5.

B = the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 5.

The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

6.           Partial Exercise. This Warrant may be exercised in part, in which case the Holder shall be entitled to receive a new warrant, dated as of the date of this Warrant, covering the number of Warrant Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical with this Warrant.

7.           Delivery of Certificates Upon Exercise.

(a)           Certificates for shares issuable upon the exercise hereof shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system and such shares are eligible for legend removal, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within Five (5) Trading Days (the “Warrant Share Delivery Date”) from the delivery to the Company of the Notice of Exercise form, surrender of this Warrant (if required) and payment of the aggregate Exercise Price as set forth above.  This Warrant shall be deemed to have been exercised on the date the Notice of Exercise is transmitted to the Company.  The shares issuable upon the exercise of the Warrant shall be deemed to have been issued, and the Holder or any other person designated in the Notice of Exercise as the person in whose name the shares issuable upon the exercise of this Warrant shall be issued, shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the exercise price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, have been paid.   The shares issued upon exercise of this Warrant shall be issued without any legend or stop transfer orders provided (i) a registration statement under the Securities Act covering the proposed disposition of such Warrant Shares has become effective under the Securities Act, (ii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iii) the Holder provides the Company with reasonable documentation confirming the legend can be removed pursuant to applicable provisions of the Securities Act (such as Rule 144).

(b)           In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

8.           Restrictions on Exercise.

(a)           Notwithstanding anything to the contrary herein, this Warrant may only be exercised to the extent that the issuance of Common Stock upon such exercise would not constitute a violation of any applicable federal or state securities laws or other laws or regulations.

(b)           Notwithstanding anything to the contrary set forth in this Warrant, at no time may the Holder exercise this Warrant to the extent that the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder owning more than 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Company with sixty-one (61) days’ notice (pursuant to Section 13 hereof) (a “Waiver Notice”) that such holder would like to waive Section 8(b) of this Warrant with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 8(b) shall be of no force or effect with regard to those shares of Common Stock referenced in the Waiver Notice.

(c)           Notwithstanding anything to the contrary set forth in this Warrant, at no time may the Holder exercise this Warrant if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 19.99% of all of the Common Stock outstanding at such time; provided, however, that upon both (A) the Holder providing the Company with a Waiver Notice that the Holder would like to waive Section 8(c) of this Warrant with regard to any or all shares of Common Stock issuable upon conversion of this Warrant, and (B) the stockholders of the Company approving the waiver of Section 8(c) of this Warrant with regard to any or all shares of Common Stock issuable upon exercise of this Warrant and the ownership by the Holder of greater than 20% of the outstanding shares of Common Stock, in accordance with applicable NASDAQ listing standards, this Section 8(c) shall be of no force or effect.

9.           Expiration Date. This Warrant shall expire on the fifth anniversary of the Issue Date and shall be void thereafter.

10.           Reserved Shares: Valid Issuance. The Company covenants that it will at all times from the date hereof until the expiration date set forth in Section 10 above reserve and keep available such number of its authorized shares of Common Stock as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to the exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

11.           Adjustments for Dividends and Stock Splits. If after the Issue Date the Company shall subdivide the Common Stock or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the Purchase Price and the number of shares issuable on the exercise of this Warrant shall forthwith be proportionately adjusted.

12.           Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares.  If upon any exercise of this Warrant for the full remaining number of shares underlying this Warrant a fraction of a share results, the Company will pay the cash value of any such fractional share, calculated as determined in good faith by the Board.

13.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, or delivered to an express mail delivery service such as Federal Express, with written receipt by the addressee required, in either case addressed to the holder of record at its address appearing on the books of the Company.

14.           Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Holder.

15.           Transfers This Warrant may not be transferred by the Holder with respect to any or all of the shares purchasable hereunder without the prior written consent of the Company; provided, however, this Warrant may be transferred to an affiliate of the Holder upon surrender of this Warrant by the Holder to the Company together with an appropriate assignment form properly endorsed.  The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.

16.           No Rights as Stockholder. This Warrant does not by itself entitle the Holder to any voting or other rights as a stockholder of the Company.

17.           Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

18.           Successors and Assigns. This Warrant shall inure to the benefit of the Holder's successors, legal representatives and permitted assigns.

[remainder of page intentionally left blank]

This Warrant is hereby executed as of the Issue Date indicated above.

ECHO THERAPEUTICS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

____________________________________

By:
Name:
Title:

[Signature Page to Warrant No. CSW-264]

Warrant Exercise Notice

To: Echo Therapeutics, Inc., Attn: CEO and CFO	Date: ________________

The undersigned hereby exercises Warrant No. CSW-264 for ________________ shares of Common Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

By:
Name:
Title:

Name for Registration

Mailing Address

Net Issue Election Notice

To: Echo Therapeutics, Inc., Attn: CEO and CFO	Date: ________________

The undersigned hereby elects under Section 5 to surrender the right to purchase ________ shares of Common Stock pursuant to this Warrant and to receive in lieu thereof ________ shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

By:
Name:
Title:

Name for Registration

Mailing Address

[Warrant Exercise Notice/New Issuance Election Notice]